Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-263567 on Form S-3 and Registration Statement Nos. 333-270946, 333-264827, and 333-252954 on Form S-8 of our report dated February 29, 2024, relating to the financial statements of Sensei Biotherapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

February 29, 2024